Exhibit 10.10

David S. Jones

6709 Oakwood Manor Dr.

Crystal Lake, IL 60012

Date: September 30, 2013

To: The Board of Directors/Officers of llM Global Corp

After conducting a thorough review of the company's financial performance year to date.  I have come to the conclusion that its in the best interest of the company and its shareholders that I accept $1 (one dollar) in lieu of all salary compensation that may be due me for the period of July 1, 2013 through September 30, 2013.

Sincerely,

/s/ David S. Jones

David S. Jones President & CEO

llM Global Corporation